Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EXODUS MOVEMENT, INC.

Exodus Movement, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:

1.
The Company was originally incorporated under the name Exodus Movement, Inc. and the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 25, 2016.

2.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the DGCL.

3.
The text of the Company’s Amended and Restated Certificate of Incorporation is amended and restated to read, in its entirety, as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Exodus Movement, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on August 27, 2020.

By:	/s/Jon Paul Richardson
Jon Paul Richardson
Chief Executive Officer

Exhibit A

ARTICLE I

The name of the corporation is Exodus Movement, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent at such address is The Company Corporation.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The total number of shares of capital stock the Company has authority to issue is (i) 45,000,000  shares of Common Stock, par value $0.000001 per share (“Common Stock”), divided into two series, consisting of (a) 25,000,000 shares denominated “Class A Common Stock” and (b) 20,000,000 shares denominated “Class B Common Stock” and (ii) 5,000,000 shares of Preferred Stock, par value $0.000001 per share (“Preferred Stock”).

As of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), and without further action on the part of the Company or the holders of capital stock of the Company, including the holders of Common Stock of the Company, $0.000001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Prior Common Stock”), (i) each share of the Prior Common Stock issued and outstanding or held by the Company in treasury immediately prior to the Effective Time shall be reclassified and changed automatically and without further action, into one (1) fully paid and nonassessable share of Class B Common Stock (the “Reclassification”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Prior Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent an equal number of shares of Class B Common Stock, without the need for surrender or exchange thereof. From the Effective Time, each outstanding right, option, or warrant to purchase shares of Prior Common Stock shall be deemed to represent a right, option, or warrant, as applicable, to purchase an equal number of shares of Class B Common Stock.

ARTICLE V

A.
COMMON STOCK

Unless otherwise indicated, references to “Sections” in this Article V, Part A refer to sections of this Article V, Part A. The terms and provisions of the Common Stock are as follows:

1.
Definitions. For purposes of this Amended and Restated Certificate of Incorporation, the following definitions shall apply:

(a)
“Board of Directors” shall mean the board of directors of the Company.

(b)
“Class B Stockholder” shall mean the initial registered holder or Permitted Transferee of any shares of Class B Common Stock that are originally issued by the Company as of the effectiveness of the Reclassification.

(c)
“Common Stock” shall mean collectively, the Class A Common Stock and the Class B Common Stock.

(d)
“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Company by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries at a price no greater than cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder provided that such repurchases are approved by the Board of Directors, and (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of a majority of the voting power of the Common Stock (voting together as a single class) who are then providing services to the Company as officers or employees in good standing.

(e)
“Final Conversion Date” shall mean the first date on which the total voting power of all outstanding shares of Class B Common Stock represents less than 10% of the total voting power of the Company’s outstanding capital stock.

(f)
“Incapacity” of a Class B Stockholder shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code or that such holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably be expected to result in death within twelve (12) months or which has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner selected by such holder and reasonably acceptable to the Board of Directors. If such holder is incapable of selecting a licensed medical practitioner, then such holder’s spouse shall make the selection on behalf of such holder, or in the absence or incapacity of such holder’s spouse, such holder’s adult children by majority vote shall make the selection on behalf of such holder, or in the absence of adult children of such holder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such holder and which holds more shares of all classes of capital stock of the Company than any other revocable living trust created by such holder shall make the selection of such holder, or in the absence of any such successor trustee, the legal guardian or conservator or the estate of such holder shall make the selection on behalf of such holder. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(g)
“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification (for the avoidance of doubt, other than the Reclassification) or other similar event.

(h)
“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) and (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 1(h): (1) the grant of a proxy to officers or directors of the Company or to other persons approved by the Board of Directors at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or pursuant to an action by stockholder written consent in lieu of a meeting; (2) entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) or consummating the actions or transactions contemplated therein if such agreement or arrangement has been approved by the Board of Directors or (3) any sale, transfer or other disposition of Class B Common Stock approved by the Board of Directors.

(i)
“Voting Control” with respect to a share of capital stock or other equity interest, as applicable, shall mean the power (whether exclusive or shared and whether directly or indirectly) to vote or direct the voting of such share or other equity interest, as applicable, by proxy, voting agreement, or otherwise.

2.
Conversion.

(a)
Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon notice to the Company in writing or by electronic transmission or, if the Company has a transfer agent, to the transfer agent of the Company or upon the time, or the happening of an event, specified in such notice.

(b)
Automatic Conversion Upon Transfer. Shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock upon a Transfer of such shares; provided, however, that no such automatic conversion shall occur in the case of (x) a Transfer of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Transferees to another Class B Stockholder or such Class B Stockholder’s Permitted Transferees or (y) a Transfer of Class B Common Stock by a Class B Stockholder for tax or estate planning purposes to any of the persons or entities listed in clauses (i) through (v) below (each, a “Permitted Transferee” and such Transfer, a “Permitted Transfer”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee of such original Class B Stockholder established by or for such Class B Stockholder:

(i)
a trust for the benefit of (a) such Class B Stockholder or (b) persons other than the Class B Stockholder so long as, in the case of clause (b), the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the case of clause (b), in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)
a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; provided, however, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)
an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)
a corporation, partnership or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder; provided that in the event such Class B Stockholder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(v)
with respect to any Class B Stockholder that is not a natural person, a parent or subsidiary of the Class B Stockholder (a “Class B Affiliate”); provided that in the event such Class B Affiliate is no longer controlled by a parent or subsidiary of the Class B Stockholder, each share of Class B Common Stock then held by such Class B Affiliate shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Transferee so long as the other requirements of (i) or (ii) above, as the case may be, are otherwise satisfied.

(c)
Automatic Conversion Upon Death or Incapacity of a Class B Stockholder. Each one (1) share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.

(d)
Automatic Conversion of all Outstanding Class B Common Stock. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class B Common Stock, voting as a single class.

(e)
Automatic Conversion Upon Termination as a Service Provider. Each one (1) share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock at such time that such Class B Stockholder ceases to provide services to the Company as an officer, director, employee, or consultant.

(f)
Automatic Conversion Upon Final Conversion Date. Each one (1) share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock at the close of business on the Final Conversion Date.

(g)
Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class B Common Stock has not occurred, provided, that such policies and procedures shall not materially and adversely alter any of the rights of the stockholders under this Amended and Restated Certificate of Incorporation.

(h)
Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 2, such conversion(s) shall be deemed to have been made at the time that the Company or its transfer agent receives the notice required pursuant to Section 2(a), upon the date specified pursuant to Section 2(d), the time that the Transfer of such shares occurred, the time of the death or Incapacity of the Class B Stockholder or the time that the Class B Stockholder ceases to provide services to the Company, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such shares of Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2 shall be retired and may not be reissued.

3.
Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of Class B Common Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

4.
Voting.

(a)
Class Voting. Except as otherwise expressly provided herein or as required by law, the holders Class A Common Stock and Class B Common Stock shall vote together and not as separate classes on all matters submitted to a vote or for the consent of the stockholders of the Company.

(b)
Voting Powers. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held as of the applicable record date, and each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held as of the applicable record date on any matters submitted to a vote or for the consent of the stockholders of the Company.

(c)
Adjustment in Authorized Common Stock or Preferred Stock. Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock (including, for the avoidance of doubt, the authorized shares of the Class A Common Stock or the Class B Common Stock) may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock then outstanding, as applicable) by an affirmative vote of the holders of a majority of the total voting power represented by the outstanding capital stock of the Company entitled to vote thereon (voting together as a single class on an as-converted basis), and without a separate class vote by the Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5.
Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a)
Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the then outstanding shares of Class B Common Stock and by the affirmative vote of the holders of a majority of the then outstanding shares of Class A Common Stock, each voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights to acquire such stock, as the case may be).

(b)
Subdivision or Combination or Other Recapitalization. If the Company in any manner effects a Recapitalization, the then outstanding shares of Class A Common Stock and Class B Common Stock shall be treated equally, provided that if the Company in any manner subdivides or combines the then outstanding shares of Class A Common Stock or Class B Common Stock, the then outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class B Common Stock, each voting as a separate class.

(c)
Equal Treatment in a Dissolution, Liquidation or Winding Up. In connection with any liquidation, dissolution or winding up of the Company, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Company with or into any other entity shall require approval by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

B.
PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI

1.
General Powers. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

2.
Number of Directors; Term; Election.

(a)
The number of directors that constitute the whole Board of Directors shall be fixed exclusively by resolution of the Board of Directors.

(b)
Effective as of the first date on which the Class B Stockholders, collectively, cease to have Voting Control over shares representing at least a majority of the total voting power of the Company’s outstanding capital stock (the “Class B Threshold Date”), the directors of the Company shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II, and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Class B Threshold Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Class B Threshold Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Class B Threshold Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Class B Threshold Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

(c)
Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

(d)
From and after the Class B Threshold Date, and subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors shall be filled only by a majority vote of the directors then in office, and not by stockholders.

3.
Removal. Prior to the Class B Threshold Date, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors; provided that, effective as of the Class B Threshold Date, stockholders may effect such removal only for cause and only by the affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the voting power of the then outstanding voting securities of the Company, voting together as a single class.

ARTICLE VII

1.
Action by Written Consent of Stockholders. Prior to the Class B Threshold Date, any action required by the DGCL to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, effective as of the Class B Threshold Date, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

2.
Special Meetings. Except as otherwise may be expressly provided by the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied.

3.
Advance Notice of Stockholder Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

4.
No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Subject to any provisions in the bylaws of the Company related to indemnification of directors or officers of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE X

The Company elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

Except as provided in ARTICLE VIII and ARTICLE IX above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that, effective upon the Class B Threshold Date and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Amended and Restated Certificate of Incorporation.

Effective upon the Class B Threshold Date and notwithstanding any provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company or any provision of law that might otherwise permit a lesser vote, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change or repeal any provision of the Bylaws of the Company.